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Press Contacts:                                        Kim Howard
--------------                                         enherent Corp.
                                                       (860) 687-2370
                                                       khoward@enherent.com
                                                       --------------------

                                                       Richard Rosenfeld
                                                       enherent Corp
                                                       (914) 345-3800
                                                       rrosenfeld@enherent.corp
                                                       ------------------------

                                                       David A. Kaminer
                                                       The Kaminer Group
                                                       (914) 684-1934
                                                       dkaminer@kamgrp.com
For Immediate Release                                  -------------------


              ENHERENT CORP. ANNOUNCES BUYBACK OF 2 MILLION SHARES

WINDSOR, Conn., August 22, 2000 -- enherent Corp. (NASDAQ: ENHT, www.enherent.com) announced today that it plans to buyback up to two million shares of its common stock.

         Dan Woodward, enherent's president and CEO, said the company's Board of Directors had authorized the buyback plan. He said the timing and final terms were at the discretion of management, noting that the two million shares designated in the buyback program represent approximately 11 percent of enherent's outstanding shares.

         "This decision by the Board shows confidence in senior management and our business plan as enherent continues to evolve as a leading supplier of e-business and IT solutions," stated Mr. Woodward, who said enherent had $8.9 million in cash, cash equivalents and marketable securities at the end of the second quarter.

About enherent
--------------
enherent is a leading provider of e-business and IT solutions. Founded in 1989 as PRT Group Inc., enherent is headquartered in Texas. For more information visit www.enherent.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the future operations and expectations of the Company and contains statements regarding the Company's beliefs, intentions and expectations about developments, results and events that will or may occur in the future. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described, as they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, general economic, market and business conditions; general conditions and competition in the IT industry; any hoped for benefit of the reduction in losses or belief that customer demand is outpacing the Company's resource capacity described herein; the Company's ability to retain IT personnel who possess needed technical skills and experience; demand for the Company's services; and various other factors set forth under the caption "Factors That May Affect Future Results" in Item 7 of PRT's Annual Report on Form 10-K for the year ended December 31, 1999.